U.S. Auto Parts Network, Inc.
2016 Equity Incentive Plan

Performance Restricted Stock Unit Award Grant Notice

U.S. Auto Parts Network, Inc. (the “Company”) hereby grants to Participant a Performance Restricted Stock Unit Award (the “Award”) under the U.S. Auto Parts Network, Inc. 2016 Equity Incentive Plan (the “Plan”) for the number of performance restricted stock units (the “PRSUs”) set forth below.  This Award is subject to all of the terms and conditions set forth in this Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Performance Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.

Participant:
Date of Grant:
Maximum Number of PRSUs Subject to Award:

Vesting:  The Performance Restricted Stock Units will convert into vested shares of Common Stock subject to the Company’s and Participants achievement of the performance objectives set forth on Exhibit A for the performance period ended December 28, 2019, and subject further to Participant’s Continuous Service through the Determination Date (as defined below).  Such conversion will take place on the date in 2020 that the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines and certifies whether such performance objectives have been achieved, provided that such date may not be later than March 15, 2020 (the “Determination Date”).  The number of Performance Restricted Stock Units (disregarding any fractional units) which shall vest on the Determination Date shall be determined by the Committee based upon the extent to which the performance objectives set forth on Exhibit A are met. If the minimum performance objectives are not met, the PRSU’s shall not vest and no shares of Common Stock will be issuable to Participant.

If, prior to the Determination Date, either (i) Participant’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement between Participant and the Company) (the “Employment Agreement”)) or (ii) Participant resigns his employment with the Company for Good Reason (as defined in the Employment Agreement), then 100% of the Performance Restricted Stock Units set forth above will become vested shares of Common Stock on the date of such termination or resignation.

Each installment of PRSUs that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).

Issuance Schedule:Subject to any change upon a Capitalization Adjustment, one share of Common Stock will be issued for each PRSU that vests at the time set forth in Section 6 of the Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, the Plan and the stock plan prospectus for the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations regarding this Award, with the exception, if applicable, of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy specifying the terms that should govern this Award, (ii) the Company’s stock ownership guidelines, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.  By accepting this Award, Participant consents to receive this Grant Notice, the Agreement, the Plan, the stock plan prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

U.S. Auto Parts Network, Inc.		Participant:
By:		By:
	Signature		Signature
Title:		Title:
Date:		Date:

Attachments:    Performance Restricted Stock Unit Award Agreement, 2016 Equity Incentive Plan, Prospectus

Exhibit A

The Stock Award vests contingent upon the Company’s achievement of the applicable Adjusted EBITDA target in the chart below (the “Performance Objective”). The percentage of stock award vesting shall calculated as follows: (i) 70% will be determined and paid out in accordance with the chart below; and (ii) 30% will be determined and paid out based upon Participant’s achievement of  individual goals for 2019, as determined in the sole discretion of the Compensation Committee on the Determination Date. For purposes hereof, “Adjusted EBITDA” shall be defined as income before interest expense, net, income tax provision, depreciation and amortization expense, amortization of intangible assets, plus share-based compensation expense, detention and demurrage, and transition costs, provided that the Committee may adjust the definition in its sole discretion on the Determination Date.

The Performance Objective must be achieved in order for the applicable number of Performance Restricted Stock Units to vest.  If the minimum Performance Objective is not met (i.e. $________ in Adjusted EBITDA), no shares of common stock will be issuable to the Participant.  If the Company achieves $______in Adjusted EBITDA and meets 100% of individual goals for 2019, Participant shall receive the maximum number of shares of Common Stock referenced in the Grant Notice.   The actual number of Performance Restricted Stock Units to be earned will be assessed on a linear basis and the degree to which the Company achieves the Performance Objectives (rounded down to the closest 0.1%) and to the degree that Participant achieves individual goals for 2019, as determined by the Compensation Committee on the Determination Date, will determine the actual number of Performance Restricted Stock Units to be earned. Each Performance Restricted Stock Unit earned will be settled in one share of the Company’s Common Stock on the Determination Date.

In addition, if the Company achieves an Adjusted EBITDA above $________and Participant achieves individual goals for 2019 at 100%, the Participant will also be eligible for a cash bonus in accordance with terms of the Performance Cash Bonus Award Agreement entered into with Participant.

[Chart]

1.

Attachment I

U.S. Auto Parts Network, Inc.

2016 Equity Incentive Plan

Performance Restricted Stock Unit Award Agreement

Pursuant to the accompanying Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Performance Restricted Stock Unit Award Agreement (the “Agreement”), U.S. Auto Parts Network, Inc. (the “Company”) has granted you a Performance Restricted Stock Unit Award (the “Award”) under the U.S. Auto Parts Network, Inc. 2016 Equity Incentive Plan (the “Plan”) for the maximum number of restricted stock units (the “Performance Restricted Stock Units”) set forth in the Grant Notice.  This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.

1. Grant of the Award.    This Award represents your right to be issued on a future date (as set forth in Section 6) one share of Common Stock for each Performance Restricted Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement.  This Award was granted in consideration of your services to the Company or an Affiliate.

2. Vesting.    This Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice.  Subject to the terms of the Grant Notice, vesting will cease upon the termination of your Continuous Service.  Subject to the terms of the Grant Notice, upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any Performance Restricted Stock Units subject to this Award that have not vested as of the date of such termination and you will have no further right, title or interest in such Performance Restricted Stock Units.

3. Number of Performance Restricted Stock Units and Shares of Common Stock.
(a) The number of Performance Restricted Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.

(b) Any additional Performance Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Performance Restricted Stock Units  subject to this Award to which they relate.

2.

(c) No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3.  Any fractional shares that may be created by the adjustments referred to in this Section 3 will be rounded down to the nearest whole share.

4. Securities Law Compliance.    You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5. Transferability.  Except as otherwise provided in this Section 5, this Award is not transferable, except by will or by the laws of descent and distribution and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Performance Restricted Stock Units or the shares of Common Stock in respect of this Award.  For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares.  This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award.

(a) Beneficiary Designation.    Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Agreement.  In the absence of such a designation, in the event of your death, the executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(b) Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive any distribution of Common Stock or other consideration under this Award, pursuant to the terms of a domestic relations order,  official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss with the Company’s General Counsel the proposed terms of any such transfer prior to finalizing such domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument.

6. Date of Issuance.

(a) The issuance of any shares of Common Stock in respect of this Award is (i) subject to satisfaction of the tax withholding obligations set forth in Section 10 and (ii) intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and

3.

administered in such a manner. The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(b) In the event one or more Performance Restricted Stock Units  subject to this Award vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Performance Restricted Stock Unit that vests on such date (and for purposes of this Agreement, such issuance date is referred to as the “Original Issuance Date”); provided, however, that if the Original Issuance Date falls on a date that is not a business day, such shares will instead be issued to you on the next following business day.

(c) Notwithstanding the foregoing,  if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including, but not limited to, under a previously established 10b5-1 trading plan entered into in compliance with the Company’s policies),  and (ii) the Board elects, prior to the Original Issuance Date, (1) not to satisfy the Withholding Taxes described in Section 10 by withholding shares of Common Stock from the shares of Common Stock otherwise due, on the Original Issuance Date, to you under this Award, (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 10 (including, but not limited to, a commitment under a previously established 10b5-1 trading plan entered into in compliance with the Company’s policies) and (3) not to permit you to pay the Withholding Taxes in cash,  then the shares that would otherwise be issued to you on the Original Issuance Date will not be issued on such Original Issuance Date and will instead be issued on the first business day when you are not prohibited from selling shares of Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock in respect of this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

7. Dividends.  You will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.

8. Restrictive Legends. The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.

9. Award Not a Service Contract.  Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  This Award is not an employment or service contract, and nothing in this Award (including, but not limited to, the vesting of the Performance Restricted Stock Units  subject to this Award or the issuance of shares of Common Stock in respect of this Award), this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award or Agreement or the Plan will: (i) create or confer upon you any right or obligation to continue in the employ or service of, or affiliation

4.

with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment, service or affiliation; (iii) create or confer upon you any right or benefit under this Award unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have, subject to the terms of the Grant Notice.    In addition, nothing in this Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10. Tax Withholding Obligations.

(a) On or before the time you receive a distribution of any shares of Common Stock in respect of this Award,  and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with this Award (the “Withholding Taxes”).  Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to this Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be issued in connection with this Award to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with this Award with a Fair Market Value (measured as of the date the shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b) Unless the Withholding Taxes of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue to you any Common Stock.

(c) In the event the Company’s obligation to withhold arises prior to the issuance to you of Common Stock or it is determined after the issuance of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11. Tax Consequences.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You are hereby advised to consult

5.

with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

12. Notices.  Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Governing Plan Document.    This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.

14. Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

15. Effect on Other Employee Benefit Plans.  The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16. Stockholder Rights.   You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17. Severability.  If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

6.

18. Amendment.    Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company.  Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

19. Clawback/Recovery.    This Award (and any compensation paid or shares of Common Stock issued under this Award) will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

20. Unsecured Obligation.  This Award is unfunded, and as a holder of vested Performance Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.

21. Compliance with Section 409A of the Code.    This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4).  However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) you are deemed by the Company at the time of your “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to you prior to the earliest of (a) the date that is six months and one day after the date of such separation from service, (b) the date of your death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 21 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein.  Each installment of Performance Restricted Stock Units that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).

22. Miscellaneous.

(a) The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

7.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c) You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

***

This Performance Restricted Stock Unit Award Agreement will be deemed to be signed by you upon the signing by you of the Performance Restricted Stock Unit Award Grant Notice to which it is attached.

8.

Attachment II

2016 Equity Incentive Plan

9.

Attachment III

Prospectus

10.